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                                                                   EXHIBIT 99.12
 [NRG LOGO]
                                                                            NEWS
                                                                         RELEASE

FOR IMMEDIATE RELEASE

NRG Energy to Acquire 2,535 MW of Ohio-Based Generation from FirstEnergy

MINNEAPOLIS (NOVEMBER 29, 2001)--NRG Energy, Inc. (NYSE: NRG) announced that it has signed asset purchase and sale agreements with subsidiaries of FirstEnergy Corporation (NYSE: FE) to acquire a 2,535 megawatt (MW) portfolio of generating assets. Under the terms of the agreements, NRG agreed to pay approximately $1.5 billion for four primarily coal-fueled generating stations located along Lake Erie, near Cleveland and Toledo, Ohio. A transitional power purchase agreement with FirstEnergy, covering more than 90 percent of the four facilities' output, is in place through 2005.

The acquisition is anticipated to be accretive to NRG's earnings upon close, which is expected to take place in the second quarter of 2002. NRG estimates that the acquisition will contribute from $0.17 to $0.23 per share to earnings on an annual basis. The closing of this transaction is subject to customary regulatory approvals.

"This acquisition fits our criteria, is consistent with our 25 percent earnings growth target, and is a forceful reaffirmation of NRG's strategy of managing risk through contracting and owning assets with locational value and a range of dispatch levels," said David H. Peterson, NRG's chairman, president and CEO. "The expected earnings from these plants allow us to raise our earnings guidance for 2002 to the top end of the $1.65-1.70 range initially given at our Investors Conference in October."

"This transaction enhances our commitment to geographic and fuel diversity and will benefit from our rich experience with coal-fueled generating assets," said Craig A. Mataczynski, president and CEO of NRG North America. "These facilities line the shores of Lake Erie, as do our Huntley and Dunkirk stations in western New York, allowing NRG to enhance our coal fuel strategy and provide a strategic link between our New York and Chicago area assets. These plants also are located in and near major metropolitan areas where strategic interconnections and multiple fuel transportation options exist."

NRG expects to fund the acquisition and typical closing costs through a leveraged lease at the project level including the assumption of existing project level debt. Total financing at the project level is expected to be approximately $1.0 billion. NRG expects the remaining funding at the corporate level will be accomplished through a mix of internal generation of cash, utilization of short-term debt facilities, and redeploying capital from existing and contemplated projects. Since the exact timing of proceeds from redeploying capital is difficult to predict, Xcel Energy management has committed $300 million in contingent equity, subject to various approvals. All financing activities will be done in a manner consistent with maintaining NRG's investment grade rating.

The assets covered in the purchase include the Eastlake, Ashtabula and Lake Shore Power Stations, located in and around Cleveland, Ohio; and Bay Shore Power Station, located near Toledo, Ohio. Also included in the purchase are two ash disposal sites, one in Painesville Township and another in Ashtabula and Kingville Townships.

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
   FACILITY NAME                      LOCATION                         DISPATCH LEVEL               WINTER CAPACITY
Eastlake Power Station              Eastlake, Ohio            Baseload, intermediate and peaking         1,262
Ashtabula Power Station             Ashtabula, Ohio                      Intermediate                      376
Lake Shore Power Station            Cleveland, Ohio                Intermediate and peaking                249
Bay Shore Power Station             Oregon, Ohio              Baseload, intermediate and peaking           648

Banc of America Securities LLC served as NRG's financial advisor and Skadden, Arps, Slate, Meagher & Flom served as NRG's legal advisor.

NRG will hold a conference call to discuss the acquisition on Friday, November 30 at 10 am (eastern). The U.S. toll free number is 877.939.1568 and the international number is 312.470.0197. Callers will need to name the leader (Rick Huckle) and passcode (Investors) to gain access to the call. The call may also be accessed by going to the "Investor Relations" section of the NRG website at www.nrgenergy.com. The call will be available for replay after 1:00 pm (eastern) by dialing 888.567.0424 (U.S.) or 402.998.1797 (international number). The passcode is 8900.

NRG is a leading global energy company engaged primarily in the development, construction, acquisition, ownership and operation of power generation facilities. NRG owns 24,352 MW of generating assets in operation and under construction. The company's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, expected earnings and future growth and financial performance. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements above include, among others, changes in government regulation or the implementation of government regulations, which could result in NRG's failure to obtain regulatory approvals required to close project acquisitions, and factors affecting the availability or cost of capital, such as changes in interest rates and market perceptions of the independent power generation industry, NRG or any of its subsidiaries.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG's future results, review NRG's filings with the Securities and Exchange Commission.

            MORE INFORMATION ON NRG IS AVAILABLE AT WWW.NRGENERGY.COM

Contacts:
         Meredith Moore                                      Rick Huckle
         Media Relations                                     Investor Relations
         612.373.8892                                        612.313.8900